Filed Pursuant to Rule 424(b)(3)

Registration No. 333-127405

SUPPLEMENT NO. 2, DATED MARCH 29, 2007 TO THE PROSPECTUS

DATED OCTOBER 24, 2006 OF CB RICHARD ELLIS REALTY TRUST.

We are providing this Supplement No. 2 to you in order to supplement our prospectus dated October 24, 2006 as supplemented by our Supplement No. 1 dated December 8, 2006. This supplement provides information that shall be deemed part of, and must be read in conjunction with, the prospectus. Capitalized terms used in this Supplement No. 2 have the same meanings in the prospects unless otherwise stated herein. The terms “we,” “our,” “us” and CBRE REIT include CB Richard Ellis Realty Trust and its subsidiaries.

DESCRIPTION OF PROPERTIES

The following information should be read in conjunction with the information in our prospectus, including the section “Risk Factors.”

Property Acquisitions

On March 28, 2007, CBRERT Coventry, Limited, an indirect subsidiary of CB Richard Ellis Realty Trust, entered into a definitive purchase agreement with Henderson Global Investors Real Estate (No. 2) L.P. (acting by its general partner Henderson Global Investors Property (No. 2) Limited), an unrelated third party, to acquire, subject to customary closing conditions, 602 Central Boulevard located in Coventry, England, United Kingdom. The contract purchase price for 602 Central Boulevard is £11,200,000 ($21,840,000 assuming an exchange rate of $1.95/£1.00) exclusive of transaction costs, financing fees and working capital reserves. We anticipate that the acquisition will be funded from the proceeds of our initial public offering and mortgage financings that we intend to obtain in connection with the acquisition. The property consists of a three-story office building and a surface parking lot completed in 2002. The office building is 100% leased to Capita Business Systems, part of the Capita Group, the UK’s largest business process outsourcing firm. While the Company anticipates this acquisition will close during the second quarter of 2007, this agreement is subject to a number of contingencies and there can be no assurances that this acquisition will transpire.